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Contact:  Kimberly A. Welch 248/354-1916

FOR IMMEDIATE RELEASE

Warner Resigns From Federal-Mogul Board of Directors To Focus on
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EDS Leadership Role
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     Southfield, Michigan, July 19, 2002...The Board of Directors of
Federal-Mogul Corporation (OTC Bulletin Board:FDMLQ) today accepted the resignation of board member Jane L. Warner, who was appointed to the board February 25, 2002.

     Warner, 55, submitted her resignation "with great reluctance," citing the demands of her position as president of the EDS Manufacturing Global Industry Solutions Group. Warner, who joined EDS in July 2000, was named interim president of the EDS unit the same week she was appointed to Federal-Mogul's board; EDS removed the interim designation May 15.

     "Board membership is a privilege that carries significant governance responsibility," Warner said. "While I am excited to now lead EDS' Manufacturing Global Industry Solutions Group, this along with other responsibilities prevents me from having time to serve Federal-Mogul shareholders well. Federal-Mogul is making tremendous progress and I have every confidence they will emerge from bankruptcy as a much stronger enterprise."

     Federal-Mogul Chairman and Chief Executive Officer Frank Macher said, "We are disappointed that our board will not have the benefit of Jane's experience and insight, but we fully accept her decision to focus on her leadership position at EDS." Macher said the board has begun the process of seeking an eighth director to replace Warner.

     Federal-Mogul is a global supplier of automotive components and sub-systems serving the world's original equipment manufacturers and the aftermarket. The company utilizes its engineering and materials expertise, proprietary technology, manufacturing skill, distribution flexibility and marketing power to deliver products, brands and services of value to its customers. Federal-Mogul is focused on the globalization of its teams, products and processes to bring greater opportunities for its customers and employees, and value to its constituents. Headquartered in Southfield, Michigan, Federal-Mogul was founded in Detroit in 1899 and today employs 49,000 people in 24 countries. For more information on Federal-Mogul, visit the company's web site at http://www.federal-mogul.com.

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